Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report relating to the consolidated financial statements of Cost Plus, Inc. and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of new accounting standard) and the effectiveness of Cost Plus Inc.’s internal control over financial reporting dated April 2, 2009, appearing in the Annual Report on Form 10-K of Cost Plus, Inc. and subsidiaries for the year ended January 31, 2009.

/s/ DELOITTE & TOUCHE LLP

San Francisco, California August 5, 2009